EXHIBIT 3.1

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplement”) is effective as of the 14th day of February 2022, by and between GK Investment Property Holdings II, LLC, a Delaware limited liability company (the “Issuer”), and UMB Bank, N.A., a national banking association (the “Trustee”).

RECITALS

A. The Issuer and the Trustee entered into that certain Indenture dated as of January 28, 2020, as supplemented by the First Supplemental Indenture dated as of August 13, 2020 (the “Indenture”), pursuant to which the Trustee agreed to serve as trustee under the Indenture, as more particularly described in the Indenture for the consideration specified therein.

B. The Issuer and Trustee desire to amend the Indenture as set forth herein. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The recitals and introductory paragraphs hereof form a part of this Second Supplement as if fully set forth herein.

2. Section 2.02. The Original Indenture is hereby revised by deleting the fourth sentence in the first paragraph in Section 2.02 in its entirety and replacing it with:

Series A, Series B, Series C, Series D Bonds, Series E and Series F will mature on February 28, 2025, August 31, 2025, February 28, 2026, August 31, 2026, February 28, 2027 and August 31, 2027, respectively, and each will bear interest at a fixed rate of seven percent (7%) per annum payable on an Interest Payment Date.

3. As of the date of execution of this Second Supplement, the Issuer shall issue and directs the Trustee to authenticate the Series E Bonds and Series F Bonds in the forms attached hereto as Exhibit A and B.

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IN WITNESS WHEREOF, the parties hereto have entered into this Second Supplement as of the 14th day of February 2022.

Issuer:

GK INVESTMENT PROPERTY HOLDINGS II, LLC a Delaware limited liability company

By:	GK Development, Inc.
Its:	Manager

	By:	/s/ Garo Kholamian
	Name:	Garo Kholamian
	Its:	President and Sole Director

Trustee:

UMB BANK, N.A., a national banking association

By:	/s/ Anthony Hawkins
Name:	Anthony Hawkins
Its:	Vice President

[Signature Page to Second Supplemental Indenture]